Exhibit 5.1
MDI, Inc.

Richard A. Larsen
SRVP, General Counsel & Secretary
MDI, Inc.
10226 San Pedro Avenue
San Antonio, Texas 78216
Work:210-582-2664
Fax: 210-582-2670
Email: Richard.larsen@mdisecure.com
May 21, 2007
Board of Directors
MDI, Inc.
10226 San Pedro Avenue, Suite 200
San Antonio, Texas 78216
Gentlemen:
     At the request of MDI, Inc., a Delaware corporation (the “Company”), I have acted as counsel in connection with its Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission on May 21, 2007, with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of 5,094,723 shares (the “Shares”) of common stock of the Company, which may be offered and sold by certain selling shareholders of the Company.
     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
     I have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as I have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as conformed or photostatic copies and the authenticity of the originals of such copies.
     Based upon my foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares issued and outstanding as of the date hereof are duly authorized, legally issued, fully paid and non-assessable.
     I am qualified to practice law in the State of Texas. I am not qualified and do not express any opinion herein as to the laws of any other jurisdiction, except the federal laws of the United States and, to the extent required by the foregoing opinion, the Delaware General Corporation Law. Otherwise, to the extent this opinion deals with matters governed by or relating to the laws of any state other than Texas, I have assumed that such laws are identical to the internal substantive laws of the State of Texas.
     I hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-3 and to the use of my name under the heading “Legal Matters” in the Registration Statement, including the prospectus or any supplement to the prospectus, constituting a part thereof, as originally filed or subsequently amended. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.
     Respectfully submitted,
/s/ Richard A. Larsen, Esq.
General Counsel to MDI, Inc.